UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2024

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35200	65-0955118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2024, Comstock Inc. (the “Company”) entered into a non-binding memorandum of understanding (the “MOU”) with Genmat to effectively amend, restate, terminate and/or supersede agreements with Quantum Generative Materials LLC (“Genmat”) dated June 24, 2021.

On June 24, 2021, the Company, made an investment in and agreed to certain licensing and development agreements with Genmat. Pursuant to the Limited Liability Company Operating Agreement of Genmat (the “Operating Agreement”), the Company received 285,000 Class A Membership Interest Units in Genmat (“Units”) on the date of closing in consideration of its time, efforts, resources and covenants required to achieve Genmat’s goals. In addition, pursuant to the Operating Agreement, the Company’s ownership of additional Units would vest upon achievement of three different and phased objectives. At the date of execution of the Operating Agreement, Genmat had 950,000 total issued, reserved and outstanding Units (including all Units issued to the Company, subject to vesting).

On June 24, 2021, the Company also entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Genmat. Under the terms of the Purchase Agreement, the Company agreed to purchase a total of 50,000 Units at a purchase price of $1,000 per Unit. Such 50,000 Units would represent 5% of the total outstanding Units of Genmat. The Company also purchased an additional 15,000 Units at the closing (the “Closing Units”) in exchange for the $15,000,000 (“Initial Funding”), commitment comprised of $5,000,000 in cash funds (the “Cash Payments”), and 3,000,000 restricted common shares issued by the Company (the “Stock Payment”). Upon the issuance of the Closing Units, Genmat had 965,000 total issued and outstanding Units (including a total of 465,000 Units issued to the Company, subject to vesting).

In addition, pursuant to three Exclusive Early Adopter License Agreements (collectively, the “License Agreements”), and three Joint Development Agreements (collectively, the “Development Agreements,” and together with the Operating Agreement, the Purchase Agreement and the License Agreements, the “Transaction Documents”), affiliates of the Company secured exclusive licenses to intellectual property created by Genmat in the following three fields of use: batteries, carbon and mining.

On April 25, 2024, the Company entered into a non-binding memorandum of understanding (the “MOU”) with Genmat to amend, restate, terminate and/or supersede the Transaction Documents as follows:

a.Genmat agrees that the Company has fully funded the Initial Funding requirements of $15 million and the Company agrees to the cancellation of 230,000 of its Units, thereby reducing the Company’s fully diluted equity interest in Genmat to 235,000 Units (or 31.97% of the total 735,000 Units outstanding after such termination);
b.Genmat shall, as applicable, reincorporate as a Delaware corporation and issue common stock to the Company in exchange for the Company’s existing Units;
c.The Company commits to continue funding up to the $25 million ($500,000 per month), at a value of $254.07 per share and an expected total ownership position of 40%; provided that the Company will be relieved of such obligation if Genmat secures third-party equity financing of $10,000,000 or more;
d.The Company shall not have any approval rights over any future debt or equity fundraising by Genmat (a “Financing”) or any merger, asset sale, IPO or other liquidity transaction by Genmat (collectively, a “Liquidity Event,”) except in its capacity as a stockholder of Genmat;
e.The Company will be subject to a drag-along provision providing that the Company will vote its shares in favor of a Financing or Liquidity Event if approved by GenMat’s Board of Directors;
f.The Company will have the right to appoint one director to the GenMat Board of Directors;
g.The Company will have broad-based, weighted-average anti-dilution protection;
h.The parties shall terminate the existing License Agreements and Development Agreements;
i.The Company and Genmat will enter into a new general license agreement, pursuant to which the Company may utilize Genmat technology on an exclusive basis in the biofuel field of use and non-exclusive basis in the mining field of use, with exclusivity lapsing if the Company is no longer providing monthly financing to Genmat.

The foregoing summary of the terms of the MOU is not intended to be exhaustive and is qualified in its entirety by the terms of the MOU, a copy of which is attached hereto as Exhibit 10.1, which is incorporated by reference herein.

A copy of the press release announcing the transactions contemplated by the MOU is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Memorandum of Understanding
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK INC.

Date: April 30, 2024	By:	/s/ Corrado De Gasperis
Corrado De Gasperis Executive Chairman and Chief Executive Officer